UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2013 (September 4, 2013)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Restructuring Support Agreement and Investment Commitment Letter

On September 4, 2013, Newcastle Investment Corp. (“Newcastle”) entered into an agreement (the “Restructuring Support Agreement”), effective September 3, 2013, with GateHouse Media, Inc. and certain of its subsidiaries (collectively, “GateHouse”) and the other debtholders of GateHouse (collectively, the “Participating Lenders”) under the Amended and Restated Credit Agreement, by and among certain affiliates of GateHouse, the Lenders from time to time party thereto (the “Lenders”) and the administrative agent thereto, dated as of February 27, 2007 (as amended, supplemented or modified from time to time, the “2007 Credit Agreement”).

On September 4, 2013, Newcastle and GateHouse also entered into an Investment Commitment Letter (the “Investment Commitment Letter”), effective September 3, 2013.

The Restructuring Support Agreement and the Investment Commitment Letter relate to a potential restructuring (the “Restructuring”) of the obligations of GateHouse under the 2007 Credit Agreement debt and under certain interest rate swaps secured thereunder (collectively, the “Outstanding Debt”) and GateHouse’s equity pursuant to a prepackaged plan of reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

As of the date of the Restructuring Support Agreement and the Investment Commitment Letter, Newcastle and its affiliates held approximately 52% of the principal amount currently outstanding under the 2007 Credit Agreement (“Loans”), including certain amounts still pending trade settlement. Other Participating Lenders held approximately 59.8% of the remaining principal amount of the Loans (i.e., the amount excluding Loans held by Newcastle and its affiliates), including certain amounts still pending trade settlement. Additional holders of Outstanding Debt may join the Restructuring Support Agreement in the future as Participating Lenders.

Pursuant to the Restructuring:

•	Newcastle (or its designated affiliates) would offer to purchase the Outstanding Debt in cash at 40% of par (the “Cash-Out Offer”) on the effective date of the Plan (the “Effective Date”);

•	The holders of the Outstanding Debt would have the option of receiving, in satisfaction of their Outstanding Debt, (i) the Cash-Out Offer, and/or (ii) (A) common stock in a new holding company (“New Media”) that would own the reorganized GateHouse and Dow Jones Local Media Group, Inc. (“Local Media”) and (B) the net cash proceeds, if any, of a potential new debt facility (the “New Debt Facility”);

•	Newcastle would contribute its interests in Local Media, which it acquired on September 3, 2013, to New Media in exchange for common stock of New Media (“New Media Common Stock”) equal in value to the cost of the Local Media acquisition, subject to the adjustments set forth in the Restructuring Support Agreement;

•	On account of any purchases of Outstanding Debt, Newcastle would receive a pro rata share of (a) New Media Common Stock and (b) the net proceeds, if any, of the New Debt Facility;

•	GateHouse would use commercially reasonable efforts, in light of market conditions and other relevant factors, to raise a New Debt Facility for reorganized GateHouse of up to approximately $150 million on the same or better terms than those set forth in the Restructuring Support Agreement. Entry into a New Debt Facility will not be a condition to the effectiveness of the Restructuring;

•	Pension, trade and all other unsecured claims of GateHouse would be unimpaired; and

•	Equity interests in GateHouse, including warrants, rights and options to acquire such equity interests (collectively, the “Existing Equity Interests”) would be cancelled, and the holders of Existing Equity Interests would receive 10-year warrants, collectively representing the right to acquire, in the aggregate, 5% of the common stock of New Media Common Stock (subject to dilution) as of the Effective Date, with the strike price for such warrants calculated based on a total equity value of New Media, prior to contribution of Local Media, of $1.2 billion.

GateHouse has agreed that, subject to the conditions of the Restructuring Support Agreement, (1) if debtholders holding at least 67% of the aggregate amount of the Outstanding Debt (calculated without including any insider) necessary for acceptance of a plan of reorganization under the Bankruptcy Code (the “Requisite Participating Creditors”) have become party to the Restructuring Support Agreement, GateHouse will commence a pre-packaged solicitation of the Plan (the “Solicitation”), and (2) if holders of Outstanding Debt sufficient to meet the requisite threshold of 67% in amount and majority in number (calculated without including any insider) necessary for acceptance of the Plan under the Bankruptcy Code (“Bankruptcy Threshold Creditors”) vote to accept the Plan in the Solicitation, GateHouse will commence Chapter 11 cases and seek approval of the disclosure statement for the Plan (the “Disclosure Statement”) and confirmation of the Plan therein. Under the Restructuring Support Agreement, each of the Participating Lenders agrees to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan and support certain relief to be requested by GateHouse from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan.

Termination Provisions

The Restructuring Support Agreement will terminate automatically upon certain events, including the following: (i) GateHouse has commenced Chapter 11 cases that are subsequently dismissed or converted to Chapter 7, or a Chapter 11 trustee, responsible officer or examiner with enlarged powers is appointed; (ii) GateHouse has elected to terminate the Restructuring Support Agreement in accordance with the exercise of its fiduciary duties; or (iii) the occurrence of the earlier of (a) December 16, 2013 and (b) the Effective Date.

In the event of a material breach, the Restructuring Support Agreement may be terminated by GateHouse, Newcastle, or Participating Lenders holding a majority in amount of the Outstanding Debt held by Participating Lenders other than Newcastle, Fortress Investment Group LLC, and their respective affiliates (the “Majority Unaffiliated Participating Creditors”), respectively, upon delivery of notice and the expiration of a ten business day cure period. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

In addition, the Restructuring Support Agreement may be terminated by Newcastle or by the Majority Unaffiliated Participating Creditors ten business days after GateHouse receives written notice that any of the following events has occurred and is continuing and such events have not been cured or waived within such ten business day period: (i) GateHouse has commenced Chapter 11 cases prior to commencing the Solicitation; (ii) fifteen business days have elapsed since the Requisite Participating Creditors became party to the Restructuring Support Agreement, and the Solicitation has not been commenced; (iii) five business days have elapsed since the completion of a Solicitation in which the Bankruptcy Threshold Creditors have accepted the Plan, and GateHouse has not commenced the Chapter 11 cases; (iv) the Investment Commitment Letter has terminated or ceased to be in full force and effect; (v) a court of competent jurisdiction or other governmental or regulatory authority has issued a ruling or order restricting a material aspect of the transaction in a manner materially adverse to Newcastle or the Participating Lenders; or (vi) GateHouse has commenced the Chapter 11 cases and (a) an order is entered terminating GateHouse’s exclusive right to file a plan of reorganization,

(b) GateHouse fails to file the Plan and Disclosure Statement with the bankruptcy court on the commencement date of the Chapter 11 cases, (c) the bankruptcy court has not, within specified time periods, entered interim and final orders (I) authorizing GateHouse to use cash collateral, (II) granting adequate protection to creditors holding the Outstanding Debt, and (III) approving cash managements systems, (d) GateHouse’s consensual use of cash collateral is terminated in accordance with an interim or final cash collateral order entered by the bankruptcy court, (e) the bankruptcy court has not entered an order confirming the Plan within 60 business days after the bankruptcy filing date, (f) GateHouse withdraws the Plan or publicly announces an intention not to proceed with the Plan; GateHouse files any motion, pleading, plan of reorganization and/or disclosure statement, or the bankruptcy courts enters any order, in each case, that is materially inconsistent with the term sheet attached to the Restructuring Support Agreement or materially adversely affects the rights of the party seeking to terminate the Restructuring Support Agreement, or (g) GateHouse challenges or supports a challenge to, or the bankruptcy court enters an order granting a challenge to, GateHouse’s obligations under or the liens securing the Outstanding Debt, or against the Administrative Agent, or Participating Lenders.

The foregoing description of the Restructuring Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Restructuring Support Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Investment Commitment Letter will terminate automatically and immediately if the Restructuring Support Agreement has terminated or ceased to be in full force and effect. In addition, the Investment Commitment Letter may be terminated upon notice upon certain events, including the following: (a) five business days after written notice of a material breach of the Investment Commitment Letter, unless cured or waived; (b) one business day following GateHouse’s written notice to Newcastle that GateHouse has elected to terminate the Investment Commitment Letter in accordance with the exercise of its fiduciary duties; or (c) one business day following Newcastle’s written notice to GateHouse that any of the following events has occurred and is continuing (if not waived by Newcastle): (i) on October 15, 2013, unless the Requisite Participating Creditors have become party to the Restructuring Support Agreement or (ii) Newcastle determines, acting reasonably, that an event occurs that has or could reasonably be expected to have a Material Adverse Effect (as defined in the Investment Commitment Letter) on the business, assets, or operations of GateHouse.

The foregoing description of the Investment Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Investment Commitment Letter is filed as Exhibit 4.2 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Amendment

On or around September 4, 2013, GateHouse and certain Lenders (including Newcastle) constituting the “Required Lenders” under the 2007 Credit Agreement entered into Amendment Agreement to the 2007 Credit Agreement effective September 3, 2013 (“Credit Amendment”). Pursuant to the terms of the Credit Amendment, GateHouse obtained the following improvement in terms: a clarified and expanded definition of “Eligible Assignee”; an increase in the base amount in the formula used to calculate the “Permitted Investments” basket from $35 million to a base of $50 million; the removal of the requirement that GateHouse’s annual financial statements not have a “going concern” or like qualification to the audit; the removal of a cross default from any Secured Hedging Agreement to the 2007 Credit Agreement; the removal of a Bankruptcy Default, as defined therein, arising from actions in furtherance of or indicating consent to the specified actions; and a waiver of any prior Default or Event of Default, as defined therein, including without limitation from the negotiation, entry into, or performance of the Restructuring Support Agreement or the Investment Commitment Letter.

In consideration of the changes described above, GateHouse agreed to pay each of the Lenders party to the Credit Amendment that timely executed and delivered its signature to the Credit Amendment and the Restructuring Support Agreement, an amendment fee equal to 3.5% multiplied by the aggregate outstanding amount of the Loans held (including through trades pending settlement) by such Lender, unless waived in writing. Newcastle and certain other Lenders elected to waive their amendment fee pursuant to the Credit Amendment. Newcastle indemnified other Lenders with respect to their entry into the Credit Amendment, subject to the limitations set forth in the Credit Amendment.

The foregoing description of the Credit Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Amendment filed as Exhibit 4.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The above disclosures in Item 1.01 are incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

4.1	Restructuring Support Agreement, dated as of September 3, 2013, by and among: (i) GateHouse Media, Inc. (“GateHouse”) and certain subsidiaries of GateHouse that are signatories thereto, (ii) Newcastle Investment Corp., (iii) each of the Participating Creditors, and (iv) Cortland Products Corp., in its capacity as administrative agent under the Credit Agreement.

4.2	Investment Commitment Letter, dated September 3, 2013, by and among GateHouse Media, Inc. and certain of its subsidiaries that are signatories thereto and Newcastle Investment Corp.

4.3	Credit Amendment, dated as of September 3, 2013, by and among GateHouse Media Holdco, Inc. (“Holdco”), GateHouse Media Operating, Inc., GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, those subsidiaries of Holdco party hereto as Guarantors and the Required Lenders party hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

By:

/s/ Jonathan Brown

Name: Jonathan Brown
Title:	Interim Chief Financial Officer

Date:	September 10, 2013